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                                                                     EXHIBIT 3.1




                                     FORM OF
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          IASIS HEALTHCARE CORPORATION


                  Pursuant to Sections 228, 242 and 245 of the
                General Corporation Law of the State of Delaware


                  IASIS Healthcare Corporation, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

                  1. The name of the Corporation is IASIS Healthcare
Corporation.

                  2. The Corporation was originally incorporated under the name of CHC-PHC, Inc. The Corporation changed its name to PHC/Psychiatric Healthcare Corporation on August 7, 1996. The Corporation changed its name to IASIS Healthcare Corporation on October 8, 1999. The date of the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware was September 30, 1994.

                  3. This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and adopted by stockholders of the Corporation holding a majority of the outstanding Common Stock of the
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Corporation in accordance with Sections 228, 242 and 245 of the General
Corporation Law of the State of Delaware.

                  4. Upon the filing (the "Effective Time") of this Amended and Restated Certificate of Incorporation pursuant to the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL"), each share of Common Stock, par value $.01 per share, of the Corporation shall be reclassified and without any further action by the Corporation or any stockholder shall become 10.5 shares of Common Stock, par value $.01 per shares, of the Corporation.

                  5. Upon the Effective Time of this Amended and Restated Certificate of Incorporation, the Corporation's Certificate of Incorporation, is hereby amended, restated and integrated to read in its entirety as follows:

                  FIRST: The name of the Corporation is IASIS Healthcare Corporation (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

                  THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

                  FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares of Common Stock, each having a par value of one penny ($.01), ten million (10,000,000) shares of Nonvoting Common Stock, each having a par value of one penny ($.01), and five

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million (5,000,000) shares of Preferred Stock, each having a par value of one penny ($.01).

                  The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the GCL, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.

                  The following is a statement of the designations and powers, preferences and rights, and qualifications, limitations and restrictions thereof, in respect of the Common Stock and Nonvoting Common Stock of the
Corporation:

                  (1) Except as otherwise provided herein, all shares of Common Stock and Nonvoting Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

                  (2) Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock on all matters. Except as otherwise required by law, the holders of shares of Nonvoting Common Stock shall have no vote on any matter and shares of Nonvoting Common Stock shall not be included in determining the number of shares voting or entitled to vote on any such matters.

                  (3) Subject to the rights of the holders of Preferred Stock or any other class or series of stock having a preference as to dividends over the Common Stock and the Nonvoting Common Stock then outstanding, the holders of Common Stock and Nonvoting Common Stock shall be entitled to receive, to the extent

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permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors, whether payable in cash, property or securities of the Corporation; provided, however, that if the dividends that are declared are payable in shares of Common Stock or Nonvoting Common Stock, such dividends shall be declared at the same rate on each class of stock, and the dividends payable to holders of Common Stock shall be paid in shares of Common Stock and the dividends payable to holders of Nonvoting Common Stock shall be paid in shares of Nonvoting Common Stock.

                  (4) In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of shares of Preferred Stock or any other class or series of stock having a preference as to liquidating distributions over the Common Stock and the Nonvoting Common Stock, the holders of the Common Stock and the Nonvoting Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. A consolidation or merger of the Corporation with and into any other corporation or corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation as those terms are used in this Section.

                  (5) Each record holder of Nonvoting Common Stock is entitled at any time to convert any or all of the shares of such holder's Nonvoting Common Stock into an equal number of shares of Common Stock; provided, however, that no holder of Nonvoting Common Stock is entitled to convert any share or shares of Nonvoting Common Stock to the extent that, as a result of such conversion, such holder or its affiliates would directly or indirectly own, control or have power to vote or dispose of a greater quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have power to vote or dispose of under any law or under regulation, order, rule or other requirement of any governmental authority at any time applicable to such holder and its affiliates.

                  Each conversion of shares of Nonvoting Common Stock, as herein described, will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares to be converted stating that such holder desires to convert the shares, or a stated number of the shares, represented by such certificate or certificates into Common Stock, that upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote or dispose of a greater

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quantity of securities of any kind issued by the Corporation than such holder and its affiliates are permitted to own, control or have the power to vote or dispose of under any applicable law, regulation, rule or other governmental requirement for such holder or its affiliate. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of Common Stock as are to be represented thereby.

                  Promptly after such surrender and the receipt of such written notice referred to above the Corporation will issue and deliver, in accordance with the surrendering holder's instructions, (i) the certificate or certificates for the Common Stock issuable upon such conversion and (ii) a certificate representing any Nonvoting Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

                  The issuance of certificates for Common Stock upon conversion of Nonvoting Common Stock will be made without charge to the holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion and related issuance of Common Stock.

                  For purposes of this Section, an "affiliate" of a holder is any person who controls, or is controlled by or under common control with, such holder, and includes any Bank Holding Company with respect to which the holder would be a "Subsidiary" within the meaning of the Bank Holding Company Act of 1956, as amended.

                  (6) If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock or Nonvoting Common Stock, the outstanding shares of the other class of Common stock shall be proportionately subdivided or combined.

                  (7) The Corporation shall not close its books against the transfer of any shares of Common Stock issued or issuable upon conversion of Nonvoting Common Stock in any manner that would interfere with the timely conversion of such Nonvoting Common Stock.



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                  FIFTH: The following provisions are inserted for the
management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                  (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation.

                  (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

                  (3) The number of directors of the Corporation shall be not less than three (3) nor more than fifteen (15) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. Election of directors need not be by written ballot unless the By-Laws so provide.

                  (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article FIFTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  (5) In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Amended and Restated Certificate of Incorporation of the Corporation and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.



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                  (6) The Corporation elects not to be governed by Section 203 of the GCL.

                  SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

                  SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the GCL, as the same exists or may hereafter be amended, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or administrators) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation who are not directors or officers similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

                  The rights to indemnification and to the advancement of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

                  Any repeal or modification of this Article SEVENTH by the stock holders of the Corporation shall not adversely affect any rights to indemnification and advancement of expenses of a director or officer of the Corporation existing pursuant to this Article SEVENTH with respect to any acts or omissions occurring prior to such repeal or modification.


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                  EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

                  NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                            [SIGNATURE PAGE FOLLOWS]




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                  IN WITNESS WHEREOF, IASIS Healthcare Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed this ___ day of ___________, 2001.



                              IASIS HEALTHCARE CORPORATION



                              By:
                                 -----------------------------------------------
                                 Name:  Frank A. Coyle
                                 Title: General Counsel and Secretary




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